EXHIBIT 1

ADB Systems International Ltd.

Consolidated Balance Sheet

(expressed in thousands of Canadian dollars)

(Canadian GAAP, Unaudited)

	December 31	December 31	December 31
	2002	2002	2001
	(unaudited)	(unaudited)	(audited)
		(in US$) translated into US$ at Cdn$ 1.5800 for convenience

Cash	$1,337	$ 846	$ 2,557
Marketable securities	20	13	1,658
Other current assets	2,006	1,270	1,419
Investment in Subsidiary	1,559	987	—
Other assets	2,992	1,894	4,958

Total assets	$7,914	$5,010	$10,592

Current liabilities	$2,288	$1,448	$ 1,696
Deferred revenue	832	527	856
Long term debt	—	—	18
Demand loan	2,000	1,266	—
Other liabilities	34	22	—
Minority interest	3	2	8
Total shareholders’ equity	2,757	1,745	8,014

Total liabilities and shareholders’ equity	$7,914	$5,010	$10,592

ADB Systems International Ltd.

Consolidated Statement of Operations

(expressed in thousands of Canadian dollars, except per share amounts)

(Canadian GAAP, Unaudited)

	Three Months Ended December 31			Twelve Months Ended December 31
	2002	2002	2001	2002	2002	2001
		translated into US$ at Cdn$ 1.5800 for convenience			translated into US$ at Cdn$ 1.5800 for convenience

Revenue	$1,500	$ 949	$1,166	$5,780	$ 3,658	$4,455
Customer acquisition costs	—	—	(4)	—	—	(60)

Net revenue	$1,500	$ 949	$1,162	$5,780	$ 3,658	$4,395

General and administrative	$1,491	$ 944	$1,438	$6,288	$ 3,979	$7,622
Software development and technology	966	611	1,227	4,101	2,595	3,691
Sales and marketing costs	408	258	678	1,875	1,187	4,040
Depreciation and amortization	649	411	632	2,562	1,622	1,572
Interest expense	146	92	—	200	127	—
Interest income	(6)	(4)	(37)	(45)	(28)	(345)

	$3,654	$ 2,312	$3,938	$14,981	$ 9,482	$16,580

Loss before the undernoted	$(2,154)	$(1,363)	$(2,776)	$(9,201)	$(5,824)	$(12,185)

Realized gains and losses on disposals of marketable securities,strategic investments, capital assets, and recovery of assets	$4	$ 3	$53	$(85)	$ (54)	$6,722
Unrealized gains and losses on revaluation of marketable securities and strategic investments and provision for impairments of assets	1,439	911	(210)	1,495	946	(2,435)
Retail activities settlement	—	—	23	—	—	(381)
Goodwill Impairment	—	—	(9,476)	(14)	(9)	(9,476)
Restructuring charge	—	—	(91)	—	—	(959)

	$1,443	$ 914	$(9,701)	$1,396	$ 884	$(6,529)

NET LOSS FOR THE PERIOD	$(711)	$ (449)	$(12,477)	$(7,805)	$(4,940)	$(18,714)

BASIC AND DILUTED LOSS PER SHARE	$(0.02)	$ (0.01)	$(0.34)	$(0.19)	$ (0.12)	(0.64)

Weighted average common shares	43,933	43,933	36,866	41,968	41,968	29,130

Loss per share before the undernoted	$(0.05)	$ (0.03)	$(0.08)	$(0.22)	$ (0.14)	$(0.42)

2